Exhibit 10.3
PURCHASE AND SALE AGREEMENT
DATED AS OF JUNE 26, 2009
BETWEEN
FORESTAR (USA) REAL ESTATE GROUP INC.,
as Seller
AND
HOLLAND M. WARE
as Purchaser
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EXHIBITS

Exhibit A	Timberlands

Exhibit B	Assumed Contracts

Exhibit C	Real Property Leases

Exhibit D	Assumed Condemnations

Exhibit E	Purchase Price Allocation

Exhibit F	Form of Escrow Agreement

Exhibit G	Adjustment Values

Exhibit H	Retained Timber Tracts

Exhibit I	Harvesting and Access Agreement

Exhibit J-1	Form of General Assignment and Assumption

Exhibit J-2	Form of Assignment and Assumption of Real Property Leases

Exhibit J-3	Form of Quitclaim Assignment of Approvals

Exhibit K	Form of Limited Warranty Deed

Exhibit L	Form of Title Affidavits

Exhibit M	Letter of Reliance

Exhibit N	Form of Easement

Exhibit O	Governmental Consents and Approvals

Exhibit P	Pending Matters

Exhibit Q	Continuing Agreements

Exhibit R	Seller’s Knowledge

Exhibit S	Reserved Easements

Exhibit T	Tax Reduction Proceedings

Exhibit U	Boundary Line Disputes

Exhibit V	Form of Notification Letter
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Exhibit W            Section 5.4 Disclosure
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PURCHASE AND SALE AGREEMENT
     THIS IS A PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 26th day of June, 2009 by and between FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation (“Seller”), and HOLLAND M. WARE (“Purchaser”). All capitalized terms used herein but not immediately thereafter defined shall have the meanings ascribed thereto elsewhere in this Agreement.
BACKGROUND STATEMENT
     WHEREAS, Seller is the owner of certain real property located in Coweta, Harris, Heard, Pike and Troup Counties, Georgia, that it wishes to sell, assign, transfer or convey, together with certain other assets, inventory and rights under certain continuing leases, contracts and other agreements, to Purchaser in accordance with the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, Seller and Purchaser desire to enter into an outright sale of all timber growing, standing and lying on such real property other than the Retained Timber; and
     WHEREAS, Purchaser wishes to acquire and accept such real property, timber and other assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
PROPERTY; PURCHASE PRICE
     Section 1.1 Agreement to Purchase and Sell. Subject to and in accordance with the terms and provisions of this Agreement, and for the consideration stated herein, Seller agrees to sell the Property to Purchaser and Purchaser agrees to buy the Property from Seller.
     Section 1.2 Property. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article IX, Seller shall at the Closing sell, assign, transfer and convey to Purchaser, and Purchaser shall acquire, assume and accept from Seller, all right, title and interest to the following assets (collectively, the “Property”), free and clear of all Liens other than the Permitted Exceptions:
          (a) Land. The real property described on Exhibit A attached hereto, together with (i) all buildings thereon, (ii) all roads, rights of way, bridges and other improvements and fixtures thereon, and (iii) all other privileges, appurtenances, easements (including the Purchaser Easements in respect thereof) and other rights appertaining thereto other than the Timber (the
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“Land”), subject to the Permitted Exceptions; provided, however, that Seller reserves for itself and its successors and assigns (x) the Retained Timber, (y) the Reserved Easements, and (z) the Reserved Mineral Interests and Rights.
          (b) Timber. All timber growing, standing or lying on the Land other than the Retained Timber (the “Timber” and, together with the Land, the “Timberlands”).
          (c) Royalty. A perpetual Non-Participating Royalty equal to twenty-five percent (25%) of any Royalty payable to Seller as to the Reserved Mineral Interests and Rights, provided that Seller shall have no obligation to lease any portion of the Reserved Mineral Interests and Rights and that any Mineral lease executed by Seller shall be on such terms and conditions as Seller shall determine in its sole and absolute discretion, whether or not considered reasonable by Purchaser, but provided further that in any such lease executed by Seller, the terms and conditions related to surface use, liability for operations conducted on the surface, required insurance coverage and indemnification shall be commercially reasonable (the “Purchaser’s Non-Participating Royalty”).
          (d) Assumed Contracts. The rights of Seller under the Contracts in effect at the Effective Time that (i) are described on Exhibit B attached hereto or (ii) that relate solely to the Timberlands or the forest operations conducted on the Timberlands and are entered into prior to the Closing in compliance with Section 7.2, but excluding the rights of Seller under any Ancillary Agreement or Real Property Lease (collectively, the “Assumed Contracts”).
          (e) Real Property Leases. The rights of Seller with respect to the leases (but only to the extent the Timberlands are subject to such leases) in effect at the Effective Time that relate to all or any portion of the Timberlands to which Seller is a lessor as more particularly described on Exhibit C attached hereto, including any lease under which Seller has granted to a third party hunting or other recreational rights with respect to the Timberlands (or, with respect to any recreational lease in respect of the Timberlands listed on Exhibit C that expires prior to the Closing Date, any renewal of such recreational lease made in compliance with Section 7.2) (collectively, the “Real Property Leases”).
          (f) Assumed Condemnations. The interests of Seller in any Condemnation that exists on the date hereof or that arises between the date of this Agreement and the Closing Date, including the Condemnations listed on Exhibit D attached hereto (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all costs incurred by Seller to recover such proceeds) but only to the extent attributable to the Timberlands (collectively, the Condemnations described above, the “Assumed Condemnations”).
          (g) Approvals. All of Seller’s right, title and interest, if any, in and to all assignable licenses, permits, certificates of occupancy, development rights, consents, entitlements, subdivision maps and approvals, whether by a Governmental Authority or otherwise, relating exclusively to the use, operation or ownership of the Timberlands (the “Approvals”).
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Unless expressly identified or described in this Section 1.2, no other assets of Seller, including accounts receivable in respect of sales of timber removed from the Timberlands prior to the Closing, shall be included within or constitute the Property.
     Section 1.3 Assumed Liabilities. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article IX, Seller shall at the Closing assign to Purchaser, and Purchaser shall assume from Seller, the liabilities and obligations of Seller under the Assumed Contracts, the Approvals and the Real Property Leases, to the extent such liabilities and obligations accrue or arise, or are related to periods commencing, on or after the Effective Time (collectively, the “Assumed Liabilities”).
     Section 1.4 Purchase Price; Deposit. The aggregate purchase price payable by Purchaser to Seller in consideration for the Property shall be the sum of Thirty-Nine Million Four Hundred Ninety-Two Thousand One Hundred and No/100 Dollars ($39,492,100.00) (the “Pre-Adjustment Purchase Price”), subject to adjustment as provided in Section 1.6 (as so adjusted, the “Purchase Price”). The Purchase Price shall be allocated among (a) the Land and its appurtenances (including, without limitation, Purchaser’s Non-Participating Royalty, the Assumed Contracts, the Real Property Leases and the Assumed Condemnations, but excluding the Timber), and (b) the Timber, as set forth on Exhibit E (as such allocation may be adjusted after the Closing by mutual agreement of the Seller and Purchaser to reflect any of the adjustments made pursuant to Section 1.6). Simultaneously with the execution and delivery of this Agreement, Purchaser shall deposit with the Title Company pursuant to the escrow agreement in the form of Exhibit F attached hereto, the sum of Two Million and No/100 Dollars ($2,000,000.00) (together with any interest earned thereon, the “Deposit”). The Deposit shall either be (i) delivered to Seller at the Closing and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, disbursed in accordance with Section 11.2.
     Section 1.5 Permitted Exceptions. The Property shall be sold, transferred, assigned and conveyed to Purchaser subject to the following matters (collectively, the “Permitted Exceptions”):
          (a) Laws, including building and zoning ordinances;
          (b) To the extent a tract included in the Timberlands is bounded or traversed by a river, stream, branch or lake:
          (i) the rights of upper and lower riparian owners and the rights of others to navigate such river or stream;
          (ii) the right, if any, of neighboring riparian owners and the public or others to use any public waters, and the right, if any, of the public to use the beaches or shores for recreational purposes;
          (iii) any claim of lack of title to the Timberlands formerly or presently comprising the shores or bottomland of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and
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          (iv) any portion of the Timberlands which is sovereignty lands or any other land that may lie within the bounds of navigable rivers as established by Law;
          (c) To the extent any portion of the Timberlands is bounded or traversed by a public road or maintained right of way, the rights of others (whether owned in fee or by easement) in and to any portion of the Timberlands that lies within such road or maintained right of way;
          (d) Railroad tracks and related facilities, if any (whether owned in fee or by easement), and related railroad easements or railroad rights of way, if any, traversing the Timberlands and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;
          (e) Intentionally deleted;
          (f) Subject to the apportionment provisions of Section 1.7, all ad valorem property or other Taxes (other than Income Taxes) not yet due and payable, and any Lien related thereto, in respect of the Property for the Tax period during which the Closing occurs and all subsequent Tax periods, and all other assessments and other charges of any kind or nature imposed upon or levied against or on account of the Property by any Governmental Authority, including any additional or supplemental Taxes that may result from a reassessment of the Timberlands, and any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open space exemption that is subject to recapture pursuant to applicable Law;
          (g) Intentionally deleted;
          (h) Easements, discrepancies or conflicts in boundary lines, shortages in area, vacancies, excesses, encroachments or any other facts that a current and accurate survey of the Timberlands would disclose;
          (i) Rights to and/or interests in all oil, gas and other minerals or other substances of any kind or character, including any Minerals and Mineral Rights, as may have been previously reserved by or conveyed to others and any leases concerning any of such oil, gas, other minerals or other substances in, on or under the Timberlands;
          (j) Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Timberlands;
          (k) Any matter affecting title to the Property that is disclosed in any Completed Title Commitment and not objected to by Purchaser and any Title Objection that Seller has elected or is deemed to have elected not to cure pursuant to Section 1.6(b);
          (l) The easements granted to or reserved by Seller pursuant to any provision of this Agreement;
          (m) Rights of others under any of the Assumed Contracts or the Real Property Leases, to the extent the same affect title to the Timberlands;
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          (n) Any claim of lack of access rights to any portion of the Timberlands, provided, however, that for purposes of Section 1.6(b) only, Purchaser shall have the right to object to lack of access to any portion of the Timberlands (Purchaser acknowledging that the Permitted Exception described in this Section 1.5(n) shall be included as a Permitted Exception to Seller’s warranty of title in the Deeds);
          (o) Any Condemnation in respect of the Timberlands described on Exhibit D or arising on or after the date of this Agreement;
          (p) Restrictions and obligations pursuant to the Continuing Agreements set forth on Exhibit Q;
          (q) The Reserved Mineral Interests and Rights;
          (r) The Retained Timber;
          (s) Cemeteries and burial grounds; and
          (t) Any easement, covenant, use restriction, zoning restriction, boundary line dispute, encroachment or other third-party right affecting any of the Property not described in items (a) through (s) above and which, individually or in the aggregate, would not have a material adverse effect on the use and enjoyment by Purchaser of the Property for growing and harvesting timber.
     Section 1.6 Certain Adjustments. The Pre-Adjustment Purchase Price shall be subject to the following adjustments:
          (a) Timber Harvest Adjustment.
          (i) Three (3) Business Days before the Closing Date, Seller shall provide to Purchaser a harvest report (the “Pre-Closing Harvest Report”) reporting the volume, by Merchantable Timber Category, of merchantable timber known by Seller to have been actually removed from the Timberlands during the period commencing on January 1, 2009 and ending on the last day of the most recently completed calendar quarter (the “Pre-Closing Harvest Volume”), together with such supporting data as Purchaser may reasonably request. The Pre-Adjustment Purchase Price shall be reduced to reflect the value of the Pre-Closing Harvest Volume, as determined in accordance with Section 1.6(a)(iv) below. Purchaser shall have 30 days following the Closing to deliver to Seller written notice (a “Pre-Closing Harvest Objection Notice”) of any objection to the calculation of any portion of such Pre-Closing Harvest Volume, which Pre-Closing Harvest Objection Notice shall request commencement of the procedure set forth in Section 1.6(a)(iii). If Seller does not receive a Pre-Closing Harvest Objection Notice prior to the expiration of such 30-day period, Purchaser shall have been deemed to have waived its right to object to Seller’s calculation of any portion of the Pre-Closing Harvest Volume.
          (ii) Within thirty (30) days following the last day of each calendar quarter following the Closing Date, through and including the calendar quarter ending
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June 30, 2010, Seller shall provide to Purchaser a harvest report (each a “Quarterly Harvest Report”) reporting the volume, by Merchantable Timber Category, of timber that was actually removed from the Timberlands during such calendar quarter (each a “Quarterly Harvest Volume”), together with such supporting data as Purchaser may reasonably request. Purchaser shall have 30 days from the receipt of a Quarterly Harvest Report to deliver to Seller written notice (a “Quarterly Harvest Objection Notice”) of any objection to the calculation of any portion of such Quarterly Harvest Volume, which Quarterly Harvest Objection Notice shall request commencement of the procedure set forth in Section 1.6(a)(iii). If Seller does not receive a Quarterly Harvest Objection Notice prior to the expiration of such 30-day period, Purchaser shall have been deemed to have waived its right to object to Seller’s calculation of any portion of such Quarterly Harvest Volume.
          (iii) Within 15 days after receipt of a Pre-Closing Harvest Objection Notice or Quarterly Harvest Objection Notice, Seller shall appoint a Forestry Consultant to act as a consultant with respect to the calculation of the Pre-Closing Harvest Volume or any Quarterly Harvest Volume, as applicable. During the period following receipt of such Pre-Closing Harvest Objection Notice or Quarterly Harvest Objection Notice, Seller and Purchaser shall negotiate in good faith to reach agreement on the Pre-Closing Harvest Volume or Quarterly Harvest Volume, as applicable. If Seller and Purchaser agree on the calculation of such volume, then such volume shall become final and binding on the Parties. If Seller and Purchaser are unable to agree on any of the disputed calculations within 30 days after receipt of the Pre-Closing Harvest Objection Notice or Quarterly Harvest Objection Notice, the Parties shall refer outstanding matters relating to such calculation to the Forestry Consultant and each Party will, at a mutually agreed time within three (3) Business Days after referral of the matter to the Forestry Consultant simultaneously submit to the Forestry Consultant their respective calculations of the disputed portions of the Pre-Closing Harvest Volume or Quarterly Harvest Volume, as applicable, and any necessary supporting documentation. Within 30 days of such submissions, the Forestry Consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed portion, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
          (iv) Following the Closing, Seller shall remit to Purchaser the proceeds, net of any timber harvest delivery cost or severance tax payable by Seller, received by Seller with respect to the Pre-Closing Harvest Volume and each Quarterly Harvest Volume, which proceeds will reduce the Pre-Adjustment Purchase Price. With respect to the proceeds for the Pre-Closing Harvest Volume, Seller shall remit such proceeds to Purchaser on or before the later of: (A) the Closing Date; (B) three (3) Business Days following the final determination of the Pre-Closing Harvest Volume; or (C) fifty (50) days following the last day of the period to which the Pre-Closing Harvest Volume relates. With respect to the proceeds for each Quarterly Harvest Volume, Seller shall remit such proceeds to Purchaser on or before the later of: (Y) three (3) Business Days following the final determination of such Quarterly Harvest Volume; or (Z) fifty
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(50) days following the last day of the calendar quarter to which the Quarterly Harvest Volume relates.
          (b) Title Objections.
          (i) Title Objection Procedure. Within thirty (30) days following the date of this Agreement, Seller shall use commercially reasonable efforts to cause the Title Company to deliver Completed Title Commitments to Purchaser with respect the Timberlands. Purchaser shall have until the tenth (10th) day after its receipt of any Completed Title Commitment (in each case, the “Title Objection Period”) to deliver to Seller written notice of any objection to matters reflected in such Completed Title Commitment other than the Permitted Exceptions (each, a “Title Objection” and collectively, the “Title Objections”); provided, however, for purposes of making Title Objections only, Purchaser shall have the right to object to the Permitted Exception described in Section 1.5(n). A Completed Title Commitment shall be deemed to have been made available to Purchaser when it is posted to the online data repository established and maintained by the Title Company for such purpose and the Title Objection Period shall commence with respect to such Completed Title Commitment on the day following the day notice of such posting has been given by Seller or Title Company to Purchaser by email at the email address set forth in Section 12.1 with prompt written notice to follow; provided, however, to the extent a legible copy of any exception document referenced therein is not made available to Purchaser at the time the Completed Title Commitment is made available to Purchaser, Purchaser shall have the right to deliver a Title Objection to Seller with respect to such exception document within ten (10) days following Purchaser’s receipt of such exception document. Upon receipt of the Title Objections to a Completed Title Commitment, Seller may elect (but shall not be obligated) to cure or cause to be cured any such Title Objection, and Seller shall notify Purchaser in writing whether Seller elects to cure the same by the first to occur of (A) the date that is ten (10) days after receipt of the Title Objections with respect to such Completed Title Commitment, or (B) one (1) Business Day before the Closing Date. Failure of Seller to respond in writing within such time period shall be deemed an election by Seller not to cure such Title Objections. Any Title Objection shall be deemed to be cured if Seller causes the Title Company to issue a Title Policy for the affected Timberlands affirmatively insuring over, or not raising as an exception to the Title Policy, such Title Objection. Notwithstanding the foregoing, Seller shall be obligated to cure, on or before the Closing Date, all Liens against the Timberlands evidencing monetary encumbrances (other than Liens for non-delinquent real estate Taxes or assessments) (“Monetary Liens”) created as a result of the acts or omissions of Seller or its Affiliates. Seller shall also be obligated to obtain releases of the Property from all UCC Financing Statements identified on Schedule 1.6(b)(i) attached hereto and any updates thereto (the “Identified UCCs”). If Seller does not receive written notice of the Title Objections for any objection to matters reflected in a particular Completed Title Commitment on or before the expiration of the relevant Title Objection Period, Purchaser shall be deemed to have waived its right to object to any and all matters reflected in such Completed Title Commitment and Purchaser shall be deemed to accept title to the Timberlands encompassed within such Completed Title Commitment subject to such matters. Any such Title Objection waived (or deemed waived) by Purchaser shall be
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deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of the Pre-Adjustment Purchase Price.
          (ii) Remedy for Title Objection. In the event Seller elects or is deemed to have elected not to cure any Title Objection (other than Monetary Liens and Identified UCCs), then Purchaser, at its sole election, may either: (A) waive such Title Objections and proceed to the Closing, accepting title to those portions of the Timberlands that are subject to such uncured Title Objections without adjustment to the Pre-Adjustment Purchase Price (“Accepted Title Objections”); or (B) exclude from the Timberlands those portions of the Timberlands that are subject to such uncured Title Objections (a “Title Objection Carveout”) only to the extent that the aggregate value of the Title Objection Carveouts, as determined by reference to the Value Table (the “Title Objection Carveout Value”), exceeds $395,000, in which event the Pre-Adjustment Purchase Price shall be reduced to the extent the Title Objection Carveout Value exceeds $395,000. Purchaser shall be required to elect clause (A) if the Title Objection Carveout Value does not exceed $395,000. Notwithstanding the foregoing, each Title Objection Carveout shall contain at least 40 acres and provide Seller with reasonable access to such Title Objection Carveout, if Seller does not otherwise have legal access thereto.
          (iii) Subsequent Title Exceptions. Purchaser may from time to time prior to Closing request updates to any Completed Title Commitment and if any such update discloses any title matter that was not listed on the prior Completed Title Commitment and which is not a Permitted Exception, then the provisions of this Section 1.6(b) shall apply to such matter. Purchaser may also from time to time prior to Closing obtain updated UCC searches on the Property, and if any such update discloses any UCC Financing Statement that is not included on Schedule 1.6(b)(i) and that is not a Permitted Exception, then Schedule 1.6(b)(i) shall be updated to include such additional UCC Financing Statement(s).
          (c) Casualty Loss.
          (i) Notification of Casualty Loss. From the date of this Agreement until the Closing Date, Seller shall promptly give written notice to Purchaser upon obtaining Seller’s Knowledge of any Casualty Loss occurring during the period commencing January 1, 2009 through the Closing Date, together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by Seller based upon then-current pricing for salvage timber, resulting from such Casualty Loss. Purchaser shall have until the thirtieth (30th) day after the Closing Date to deliver to Seller written notice of any Casualty Loss that occurred during such period but was not identified by Seller in accordance with the previous sentence of this Section 1.6(c)(i), together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by Purchaser based upon then-current pricing for salvage timber, resulting from such Casualty Loss. If Seller does not receive notice of such Casualty Loss from Purchaser prior to the expiration of such 30-day period, Purchaser shall be deemed to have waived its rights to receive an adjustment to the Pre-Adjustment Purchase Price in respect of any such Casualty Loss pursuant to this Section 1.6(c), apart from any adjustment to the Pre-Adjustment Purchase Price for any portion of such
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Casualty Loss that was identified by Seller prior to the Closing pursuant to the first sentence of this Section 1.6(c)(i), and Purchaser shall be deemed to accept the Timberlands subject to such Casualty Loss.
          (ii) Adjustment for Casualty Loss. If immediately prior to any Casualty Loss, the aggregate fair market value of damaged or lost Timber, by reference to the Value Table, resulting from Casualty Losses identified in accordance with Section 1.6(c)(i) exceeds $1,185,000 (after taking into account the salvage value of any damaged Timber) (the “Casualty Loss Basket”), the Pre-Adjustment Purchase Price shall be reduced by the amount that such aggregate fair market value exceeds the Casualty Loss Basket. If Purchaser objects to any of Seller’s calculations of the fair market value of the damaged or lost timber, by reference to the Value Table, resulting from a Casualty Loss prior to the Closing pursuant to Section 1.6(c)(i) or if Seller objects to any calculation of the fair market value of the damaged or lost timber, by reference to the Value Table, resulting from a Casualty Loss made by Purchaser post-Closing pursuant to Section 1.6(c)(i), Seller and Purchaser shall negotiate in good faith to determine by mutual agreement the fair market value of the damaged or lost timber in accordance with Section 1.6(c)(iv). If Seller and Purchaser agree on the amount of such value, then such value will become final and binding on the Parties. If Seller and Purchaser are unable to agree on the amount of such value within thirty (30) days of Purchaser’s delivery of a notice of objection to Seller’s pre-Closing calculations or Seller’s delivery of a notice of objection to Purchaser’s post-Closing calculations, Seller and Purchaser will refer the matter to a Forestry Consultant, and each will, at a mutually agreed time within three days after such referral, submit to the Forestry Consultant their respective calculations of the fair market value of such damaged or lost timber. Within thirty (30) days of such submissions, the Forestry Consultant shall determine the fair market value of the damaged or lost timber in accordance with this Section 1.6(c) and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost Timber, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
          (iii) Casualty Loss with FMV of less than the Casualty Loss Basket. If it is determined in accordance with this Section 1.6(c) that, immediately prior to any Casualty Loss, the damaged or lost timber in connection with Casualty Losses identified in accordance with Section 1.6(c)(i) on the Timberlands had an aggregate fair market value of less than the Casualty Loss Basket, Purchaser shall be deemed to accept such Timberlands (and the timber thereon) in its condition as of the Closing Date, with no reduction in the Pre-Adjustment Purchase Price.
          (iv) Determination of FMV of Timber Related to a Casualty Loss. For the purpose of determining the fair market value of the damaged or lost timber resulting from a Casualty Loss, the fair market value for damaged or lost timber shall be deemed to equal the value of the timber as existed immediately prior to such Casualty Loss, determined by reference to the Value Table, net of the salvage value of such timber to Purchaser after deducting the cost of harvesting and delivering such timber.
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          (d) Environmental Objections.
          (i) Environmental Objection Procedure. Prior to the date of this Agreement, Seller has caused SLR Corporation to deliver to Purchaser a Phase I Environmental Site Assessment with respect to the Timberlands prepared in accordance with ASTM Practice E 2247-08 (Standard Practice for Environmental Site Assessments: Phase I Environmental Process for Forestland or Rural Property) (the “Phase I Report”). Purchaser shall have until the tenth (10th) day after the date of this Agreement (the “Environmental Review Period”) (A) to review the Phase I Report, and (B) to deliver to Seller written notice of the existence of a REC on any portion of the Timberlands. Within ten (10) days following Seller’s receipt of such notice from Purchaser, Seller shall deliver to Purchaser written notice indicating whether Seller (1) intends to cure such REC before the Closing, or (2) does not intend to cure such REC. Failure by Seller to deliver such notice within such time period shall be deemed an election to not cure any such REC pursuant to clause (2).
          (ii) Remedy for Environmental Objection. In the event of the presence of any REC that Seller has not agreed to cure, Purchaser’s sole remedy with respect to such REC shall be to adjust the Pre-Adjustment Purchase Price as described in Section 1.6(d)(iii) and the Parties shall proceed to the Closing with those portions of the Timberlands that are subject to such REC excluded from the Timberlands to be conveyed to Purchaser (an “Environmental Carveout”). Notwithstanding the foregoing, each Environmental Carveout in which Seller has an interest shall contain at least 40 acres and provide Seller with reasonable access to such Environmental Carveout.
          (iii) FMV Calculation. The fair market value of any portion of the Timberlands subject to any Environmental Carveout shall be calculated by reference to the Value Table. At the Closing, the Pre-Adjustment Purchase Price shall be reduced by an amount equal to the aggregate fair market value of the Timberlands subject to such Environmental Carveouts, if any, as calculated in accordance with this Section 1.6(d)(iii).
     Section 1.7 Apportionments. Except as provided in Section 2.3, the following shall be apportioned between Purchaser and Seller as of the Effective Time (on a per diem basis) with the Closing Date allocated to Purchaser: (i) property and other non-Income Taxes and assessments in respect of the Property with respect to the Tax period in which the Effective Time occurs; (ii) revenue from the Real Property Leases, if any, including hunting and other recreational lease revenue; and (iii) payments made or received, applying to the period beginning at the Effective Time, by Seller in respect of any Assumed Contract (collectively, “Apportionments”). At Closing, all deposits under the Real Property Leases, if any, shall be assigned to Purchaser or credited against the Purchase Price. Not later than sixty (60) days after the Closing Date, Seller and Purchaser shall determine the Apportionments, and the Pre-Adjustment Purchase Price shall be increased or decreased, as applicable, by the aggregate amount of such Apportionments, except where any applicable Tax rates have not been fixed or the value assessments have not been made and finally determined with respect to all of the Timberlands for the applicable Tax periods in which the Effective Time occurs (Purchaser acknowledging that Seller has instituted or may, at its option, institute before the Closing protests of certain Taxes pursuant to certain Assumed Contracts, the final resolution of which protests
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may occur after the Closing), in which case the Apportionments will be completed promptly after resolution of the applicable issues. Any adjustment and payment to be made pursuant to this Section 1.7 shall be made no later than three (3) Business Days following the determination of the aggregate amount of the Apportionments. Seller and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 1.7. Except for the adjustment set forth above, there shall not be any proration of property Taxes or other non-Income Taxes and assessments and, as between Purchaser and Seller, Purchaser agrees that Purchaser shall be solely responsible for all such property Taxes and other non-Income Taxes and assessments due and payable in respect of the Property after the Closing. If Seller and Purchaser cannot agree as to Apportionments, the dispute will be resolved pursuant to Section 7.4. The provisions of this Section 1.7 shall survive Closing and the execution and delivery of the Deeds.
     Section 1.8 Provision Regarding Reserved Mineral Interests. In accordance with Section 1.2(a) and the Deeds, Seller is reserving the Reserved Mineral Interests and Rights, provided, however, that (a) Purchaser shall retain title to any Timber (other than the Retained Timber) removed during the exercise by Seller of the Reserved Mineral Interests and Rights, (b) Seller shall assign to Purchaser any damages allocable to the disturbance of the surface and payable under any lease of, or agreement relating to, Minerals entered into by Seller, (c) Seller shall grant to Purchaser Purchaser’s Non-Participating Royalty, and (d) notwithstanding anything to the contrary in this Agreement, the provisions of Section 3.3 hereof shall not apply to the exercise by (i) Seller, (ii) any Affiliate of Seller, (iii) any lessee or (iv) any other Person, on or after the date hereof of any of Seller’s rights with respect to the Reserved Mineral Interests and Rights; and such covenants (a) through (c) shall be reflected in the Deeds. If, but only if, Seller or any Affiliate of Seller conducts any mining, drilling, or exploration related to the Reserved Mineral Interests and Rights on the Property, Seller shall conduct such activities in a commercially reasonable manner and shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against any Loss asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of such mining, drilling, or exploration without regard to the cap provided in Section 10.5(c)(ii). The preceding sentence shall not apply with respect to, and neither Seller nor any Affiliate of Seller shall indemnify any Purchaser Indemnitee or otherwise be responsible for any Loss asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of, any mining, drilling, exploration or other activity related to the Reserved Mineral Interests and Rights on the Property conducted by any Person other than Seller or an Affiliate of Seller, including (but not limited to) any lessee of any portion of the Reserved Mineral Interests and Rights. The provisions of this Section 1.8 shall survive Closing and the execution and delivery of the Deeds.
     Section 1.9 Provision Regarding Retained Timber. Seller is a party to that certain Timber Sale and Purchase Agreement dated December 1, 2007 (the “TIN Supply Agreement”), with TIN Inc., a Delaware corporation (“TIN”). Pursuant to the TIN Supply Agreement, Seller enters into annual contracts with TIN pursuant to which Seller grants TIN the right to harvest and purchase timber from the tracts designated in such annual contracts. Pursuant to that certain Timber Rights Contract (2009) dated January 1, 2009, between Seller and TIN, as amended by that certain First Amendment to Timber Rights Contract (2009) dated January 19, 2009 (as amended, the “Timber Rights Contract”), TIN has the right to harvest timber from certain
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portions of the Timberlands through July 1, 2009, and certain other portions of the Timberlands through July 1, 2010, which tracts are separately and more particularly described on Exhibit H attached hereto (such tracts being, collectively, the “Retained Timber Tracts”). Seller shall reserve in the Deeds at the Closing the Timber located on the Retained Timber Tracts (the “Retained Timber”), provided, however, that (i) Seller shall release to Purchaser the unharvested Retained Timber within sixty (60) days following the earlier to occur of (A) the date of completion of all harvesting and retirement activities on the Retained Timber Tracts by TIN or its agents, employees or contractors, or (B) July 1, 2010 (the “Outside Release Date”); (ii) the Pre-Adjustment Purchase Price shall be adjusted pursuant to Section 1.6(a) with respect to all Retained Timber severed from the Retained Timber Tracts from and after the Closing Date until the date of the release described by clause (i); (iii) from and after the date of this Agreement until the date of the release contemplated by clause (i), all harvesting on the Retained Timber Tracts shall be thinnings only, and clearcuts shall be prohibited except in connection with a casualty loss or the treatment or prevention of insects or disease, or in connection with any salvage operations related to a casualty loss, insects or disease but only after giving written notice thereof to Purchaser; (iv) at the Closing Purchaser and Seller shall enter into a Harvesting and Access Agreement in the form of Exhibit I attached hereto (the “Harvesting and Access Agreement”) to grant Seller access to, and to govern Seller’s harvesting of, the Retained Timber after the Closing; and (v) the Deed for any Retained Timber Tract shall include a provision to reflect the release of the unharvested Retained Timber as of the Outside Release Date, subject to the rights of Seller under the Harvesting and Access Agreement to conduct cleanup operations on the Retained Timber Tracts for a sixty(60) day period following the Outside Release Date.
ARTICLE II
CLOSING
     Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be a “mail-away” escrow closing and take place, subject to the satisfaction, or waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article IX, at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, Atlanta, Georgia 30309, at 9:00 a.m., local time, on or as of the fifth day following the date on which all of the conditions set forth in Article IX have been satisfied, or waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing), in accordance with this Agreement or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”). Upon completion of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). The Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before July 31, 2009. Except as specifically provided herein, time is of the essence of this Agreement for all purposes.
     Section 2.2 Closing Deliveries.
          (a) Closing Deliveries by Seller. Seller shall deliver the following items to Purchaser at the Closing:
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          (i) a certificate from an officer of Seller attesting to the matters set forth in Sections 9.2(b) and 9.2(c);
          (ii) duly executed counterparts of the assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Assumed Contracts and the Assumed Condemnations, substantially in the form of Exhibit J-1 attached hereto (the “General Assignment and Assumption”);
          (iii) duly executed counterparts of assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Real Property Leases in each case substantially in the form of Exhibit J-2 attached hereto (each, an “Assignment and Assumption of Real Property Leases”);
          (iv) duly executed quit claim assignment of Seller’s right, title and interest, if any, in and to the Approvals, in the form of Exhibit J-3 attached hereto (the “Approval Assignment”);
          (v) one (1) duly executed limited warranty deed for each county in which the Timberlands are located containing a description of the applicable portion of the Property approved by Purchaser in accordance with Section 1.6(b), warranting only against Persons claiming by, through or under Seller and subject only to the Permitted Exceptions, in each case substantially in the form of Exhibit K attached hereto, and such other Conveyance Instruments as are reasonably necessary to vest in Purchaser title to the Timberlands, the Purchaser Easements in respect thereof, and Purchaser’s Non-Participating Royalty, but excluding the Retained Timber and the Reserved Mineral Interests and Rights in respect thereof (collectively, the “Deeds”);
          (vi) an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder;
          (vii) such title affidavits as are reasonably requested by the Title Company, substantially in the form of Exhibit L attached hereto;
          (viii) an affidavit of Georgia residence with respect to Seller, as required by O.C.G.A. § 48-7-128;
          (ix) releases of all Monetary Liens and, to the extent required pursuant to Section 1.6(b)(i), Identified UCCs on the Property;
          (x) Letter of Reliance by SLR Corporation in favor of Purchaser and Purchaser’s lender, if any, in the form of Exhibit M attached hereto (the “Letter of Reliance”);
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          (xi) one or more easements substantially in the form of Exhibit N attached hereto, to the extent necessary to evidence the right of Purchaser, or such other Persons as shall be designated by Purchaser, to use the Purchaser Easements;
          (xii) duly executed counterparts of the Harvesting and Access Agreement;
          (xiii) duly executed counterparts of letters to each tenant under the Real Property Leases and each vendor under the Assumed Contracts and Continuing Agreements substantially in the form attached as Exhibit V attached hereto informing them of the sale of the Property to Purchaser (the “Notification Letters”); and
          (xiv) such assignments, bills of sale, certificates of title and other instruments of assignment and conveyance, all in form reasonably satisfactory to Purchaser, as are necessary to convey fully and effectively to Purchaser the Property in accordance with the terms hereof.
          (b) Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items to Seller:
          (i) the Purchase Price;
          (ii) certificates of a duly authorized officer of Purchaser attesting to the matters set forth in Sections 9.3(b) and 9.3(c);
          (iii) duly executed counterparts of the General Assignment and Assumption, the Assignment and Assumption of Real Property Leases, and the Approval Assignment;
          (iv) any Conveyance Instruments in respect of the Property to which Purchaser is a party;
          (v) one or more easements substantially in the form of Exhibit N to the extent necessary to evidence the right of Seller, or such other Persons as shall be designated by Seller, to use the Reserved Easements;
          (vi) duly executed counterparts of the Harvesting and Access Agreement;
          (vii) duly executed counterparts of the Notification Letters; and
          (viii) such other instruments of assumption necessary, in the reasonable opinion of Seller, for Purchaser to assume the Assumed Liabilities.
          (c) Other Closing Deliveries. The Parties shall each execute and deliver such other and further certificates, assurances, closing statements and documents as may reasonably be required by the other Party or the Title Company in connection with the consummation of the transactions contemplated by this Agreement.
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     Section 2.3 Costs and Expenses. Each Party shall be responsible for its own attorneys’ fees and expenses. Seller shall prepare the Deeds at Seller’s expense and shall pay all costs of removing all Monetary Liens and, to the extent required pursuant to Section 1.6(b)(i), Identified UCCs against the Property. Purchaser shall pay all other costs associated with filing any documents, including the Deeds, to be recorded with the exception that Seller shall pay the filing costs of any documents related to satisfying or releasing the Monetary Liens, Identified UCCs and the Title Objections that Seller has elected to cure. Seller shall be responsible for any timber harvest or severance tax with respect to any timber harvested from the Timberlands prior to the Closing and any harvested Retained Timber. Purchaser shall pay the cost, if any, of the assignment of the Approvals.  Purchaser shall be responsible for any recapture, reassessment, roll-back Taxes or changes in Tax assessments in respect of the Property that may become due and payable after the Effective Time caused by any action or inaction of Purchaser with respect to the removal of the Property after the Effective Time from their present classifications, or changes in use after the Effective Time. Purchaser shall bear all sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer and other similar Taxes related to the conveyance of the Property from Seller to Purchaser arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and the Party having primary responsibility under applicable Law shall timely prepare and file Tax Returns in respect of such Transfer Taxes with the applicable Taxing Authority. All other costs shall be paid by the Party incurring such costs.
ARTICLE III
ACKNOWLEDGEMENTS BY PURCHASER
     Section 3.1 Disclaimer of Certain Representations. Purchaser acknowledges that, except as is specifically set forth in this Agreement, the Ancillary Agreements, the Deeds and the other conveyance and assignment instruments and affidavits referred to in Article II, Seller has not made, does not make and has not authorized anyone else to make, any representation, warranty or promise of any kind, including as to: (i) the existence or non-existence of access to or from the Timberlands or any portion thereof; (ii) the location of the Timberlands or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as “wetlands”; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Timberlands; (iv) the number of acres or square footage in the Timberlands; (v) the present or future physical condition or suitability of the Property for any purpose; (vi) the actual amount and type of timber on the Timberlands, if any; or (vii) any other matter or thing affecting or relating to the Property or this Agreement.
     Section 3.2 General Disclaimers. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEEDS AND THE OTHER CONVEYANCE AND ASSIGNMENT INSTRUMENTS AND AFFIDAVITS REFERRED TO IN ARTICLE II: (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON WITH RESPECT TO THE PROPERTY, INCLUDING WITH RESPECT TO PHYSICAL OR ENVIRONMENTAL CONDITION, HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE
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FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE TIMBERLANDS OR FROM THE SALE OF THE TIMBERLANDS, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO ANY OF THE FOREGOING MATTERS, AND (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL TAKE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEEDS AND THE OTHER CONVEYANCE AND ASSIGNMENT INSTRUMENTS AND AFFIDAVITS REFERRED TO IN ARTICLE II.
     Section 3.3 Waiver and Release. UPON THE CLOSING, SUBJECT TO ARTICLE X, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR PURCHASER’S INVESTIGATION, AND UPON THE CLOSING, SUBJECT TO ARTICLE X, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SUBJECT TO ARTICLE X, SELLER SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY INVESTIGATION, CLEAN-UP, REMEDIATION, CORRECTIVE ACTION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ADVERSE ENVIRONMENTAL CONDITIONS ON THE TIMBERLANDS AFTER THE CLOSING, AND PURCHASER, OR SUCH OTHER THIRD PARTY OTHER THAN SELLER AS MAY BE DETERMINED BY APPLICABLE LAW, SHALL BE RESPONSIBLE FOR ALL SUCH INVESTIGATION, CLEAN-UP, REMOVAL, REMEDIATION OR CORRECTIVE ACTION AND THE COSTS AND EXPENSES RELATED THERETO. THE PROVISIONS OF THIS SECTION 3.3 SHALL NOT APPLY TO ANY CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND RESULTING FROM OR RELATING TO (1) THE EXERCISE BY ANY PERSON (INCLUDING BUT NOT LIMITED TO SELLER, SELLER’S AFFILIATES AND ANY LESSEE OF SELLER) AFTER THE DATE OF THIS AGREEMENT OF ANY OF SELLER’S RIGHTS WITH RESPECT TO THE RESERVED MINERAL INTERESTS AND RIGHTS, OR (2) ANY ENVIRONMENTAL CARVEOUT. NEITHER PARTY HERETO INTENDS FOR THIS SECTION 3.3 TO
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BENEFIT ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, A “THIRD PARTY BENEFICIARY”, AND NO PERSON OTHER THAN THE PARTIES HERETO SHALL HAVE ANY RIGHTS OR CLAIMS AGAINST A PARTY UNDER, DERIVED FROM OR IN ANY WAY RELATED TO THIS SECTION 3.3.
     Section 3.4 No Reliance. Purchaser acknowledges that any materials provided to it, including any cost or other estimates, projections, acreage, and timber information, any management presentations and any materials and information provided on data disks, via e-mail or in any on-line data rooms, are not and shall not be deemed representations or warranties by or on behalf of Seller or any other Person and are not to be relied upon by Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AS TO STATUS
     Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
     Section 4.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and such other agreements (the “Ancillary Agreements”); and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.
     Section 4.2 Qualification. Seller is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
     Section 4.3 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 4.4 No Violation. The execution, delivery or performance of this Agreement by Seller will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s certificate of incorporation, bylaws or any standing resolution of its board
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of directors; (ii) any Assumed Contract or Real Property Lease; (iii) any Law applicable to Seller or any of the Timberlands; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller or the Timberlands is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
     Section 4.5 Governmental Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by Seller of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described on Exhibit O attached hereto and (ii) those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
     Section 4.6 Litigation.
          (a) Pending Matters. Except as set forth on Exhibit P attached hereto, there are no pending Claims or, to Seller’s Knowledge, threatened Claims that (i) either (A) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, or (B) affect or relate to any of the Property, and (ii) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
          (b) Adverse Judgments. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of the Property) that prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
     Section 4.7 Taxes. Except for such Liens as may be reflected in the Title Commitments, there are no Liens or other encumbrances, other than the Permitted Exceptions, on any of the Property that arose in connection with any failure or alleged failure by Seller to timely pay any Tax. All material Taxes related to the Property required to be withheld and paid have been timely withheld and paid, except for (i) such Taxes the failure to pay which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and (ii) any Taxes being contested in good faith. Exhibit T attached hereto describes the Tax reduction proceedings with respect to the Property initiated by Seller as of the date of this Agreement.
     Section 4.8 Contracts. Exhibits B and C contain a list, and Seller has made available to Purchaser copies, of the following documents in effect on the date of this Agreement: (i) each
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Assumed Contract; (ii) all of the Real Property Leases; and (iii) each written amendment, supplement, and modification in respect of any of the foregoing.
     Section 4.9 Continuing Agreements. The Continuing Agreements in effect as of the date of this Agreement are listed on Exhibit Q attached hereto, and Purchaser has been provided with copies of or access to all such Continuing Agreements.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER RELATED
TO THE PROPERTY
     Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
     Section 5.1 Compliance with Laws. Seller holds all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority that are necessary to conduct operations on the Timberlands as presently conducted, except for those licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights the failure to hold which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Seller is presently operating the Timberlands in substantial compliance with applicable Laws, other than Environmental Laws which are expressly excluded from this Section 5.1, and except for those violations, if any, that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     Section 5.2 Condemnations. Except as described on Exhibit D, there are no Condemnations as of the date hereof and no Condemnations have been concluded between January 1, 2009 and the date hereof.
     Section 5.3 Assumed Contracts and Real Property Leases. Except as described on Exhibits B or C, with respect to each Assumed Contract and Real Property Lease, or except as would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment by Purchaser of the Timberlands or any material portion thereof in accordance with the terms of such Assumed Contract or Real Property Lease: (i) such Assumed Contract or Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under such Assumed Contract or Real Property Lease, or otherwise cause such Assumed Contract or Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller, nor to Seller’s Knowledge, any other party to such Assumed Contract or Real Property Lease is in breach or default under such Assumed Contract or Real Property Lease; and (iv) to Seller’s Knowledge, no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Assumed Contract or Real Property Lease or permit the termination, modification or acceleration of rent under such Assumed Contract or Real Property Lease.
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     Section 5.4 Matters Relating to the Environmental Condition of the Timberlands. Except as may be set forth in the Phase I Report or on Exhibit W, to Seller’s Knowledge (i) there is no condition existing on the Timberlands that constitutes a material violation of any applicable Environmental Law, (ii) there is no existing Adverse Environmental Condition on the Timberlands, (iii) Seller has not received any written notice of any violation of, or liability under, any Environmental Law in connection with the operation of Seller on the Timberlands, and (iv)  there are no material writs, injunctions, decrees, orders or judgments outstanding or any actions, suits, proceedings or investigations pending or threatened relating to the compliance of Seller with or liability under any Environmental Law affecting the Timberlands.
     Section 5.5 Timber Cutting Contracts. Except for the TIN Supply Agreement and any related Timber Rights Contract, there are no outstanding Contracts pursuant to which any Person has the right to cut or remove timber on the Timberlands. TIN and its contractors have the right to harvest timber only on the Retained Timber Tracts.
     Section 5.6 Carbon Credits. Seller has not sold, assigned or pledged any sequestered carbon dioxide and/or carbon credits with respect to the Property.
     Section 5.7 Boundary Disputes. To Seller’s Knowledge, Seller has not received written notice of any boundary line dispute affecting the Property other than those described on Exhibit U attached hereto.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Section 6.1 Representations and Warranties. Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:
          (a) No Violation. The execution, delivery, and performance by Purchaser of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) any Contract to which it is a party or by which it or any of its assets may be bound; (ii) any Law applicable to it or any of its assets; or (iii) any permit, license, order, judgment or decree of any Governmental Authority by which Purchaser or any of its assets is or may be bound, excluding from the foregoing clauses (i), (ii) and (iii), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
          (b) Governmental Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than those that (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party,
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or (iii) may be required to be obtained by Purchaser for it to conduct operations on the Timberlands.
          (c) Litigation. There are no claims against Purchaser or, to the actual knowledge of Purchaser, any threatened claims against Purchaser, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Purchaser (or affecting any of its assets) that prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
          (d) Financial Capacity. Purchaser has the financial capacity to pay the Purchase Price payable at the Closing and all expenses and fees incurred by Purchaser pursuant to or in connection with the transactions contemplated by this Agreement. Prior to the execution and delivery of this Agreement, Purchaser has delivered to Seller a true, correct and complete copy of an executed loan agreement dated June 25, 2009 between Regions Bank (the “Lender”) and Purchaser (the “Loan Agreement”) to provide Purchaser with debt financing in the amount set forth therein (the “Debt Financing”). The Debt Financing is an amount sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement and, subject only to the terms and conditions set forth in the Loan Agreement, represents funds available to be used by Purchaser for such purpose. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Loan Agreement. Purchaser has no reason to believe that any of the conditions to the Debt Financing contained in the Loan Agreement will not be satisfied on a timely basis and has fully paid any and all commitment or other fees required to be paid as of the date of this Agreement.
     Section 6.2 Conditional Representations and Warranties. In the event that Purchaser assigns this Agreement to a limited liability company pursuant to the terms of Section 12.4, in addition to the representations and warranties set forth in Section 6.1, Purchaser represents and warrants to Seller, as of the date of such assignment and as of the Closing Date, as follows:
          (a) Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the state in which it is organized and has all requisite limited liability company power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.
          (b) Qualification. Purchaser is qualified or registered as a foreign limited liability company for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually
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or in the aggregate, have a material adverse effect on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
          (c) Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary limited liability company action, and no other company proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (d) No Violation. The execution, delivery, and performance by Purchaser of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, the terms, conditions or provisions of the its articles/certificate of incorporation, bylaws, limited liability company agreement or any standing resolution of its board of directors, members or managers (as the case may be) or any other organizational document.
ARTICLE VII
ADDITIONAL AGREEMENTS RELATING TO THE
PROPERTY GENERALLY
     Section 7.1 Commercially Reasonable Efforts.
          (a) General. Subject to the terms and conditions herein provided, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:
          (i) to obtain all necessary waivers, consents, releases and approvals, including all consents, approvals and authorizations that are required to be obtained under any applicable Law;
          (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;
          (iii) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and
          (iv) to fulfill all conditions to this Agreement.
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          (b) Certain Filings. In furtherance and not in limitation of the foregoing, each of the Parties agrees to make, or cause to be made, all necessary filings required pursuant to any Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in no event later than fifteen (15) days after the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Regulatory Law.
          (c) Cooperation. If necessary to obtain any consent, approval, permit or authorization or to remove any impediment to the transactions contemplated hereby or by any Ancillary Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of the Parties shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end.
     Section 7.2 Maintenance of Business.
          (a) Subject to the terms and conditions of this Agreement, and except as otherwise contemplated hereby, Seller, from the date hereof through the Closing Date, shall use commercially reasonable efforts to maintain the Property in the ordinary course in all material respects. In no case shall Seller engage or authorize TIN or its agents, employees or contractors to engage in any (i) harvesting on any of the Timberlands, except for thinnings on the Retained Timber Tracts, or (ii) clearcutting of Timber or Retained Timber from and after the date of this Agreement, except in connection with a casualty loss or the treatment or prevention of insects or disease, or in connection with any salvage operations related to a casualty loss, insects or disease.
          (b) Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, Purchaser shall not interfere with Seller’s conduct of business with respect to the Property pending the Closing and shall not take any action that might reasonably be expected to impair Seller’s relationships with customers, suppliers or employees of the businesses and operations of Seller, whether or not associated with the Property. Purchaser shall not hinder, discourage or interfere with access to or operations on the Timberlands by any Person in privity of contract with or acting by, through or under Seller. The covenant contained in this Section 7.2(b) shall survive the Closing with respect to the Retained Timber Tracts and the Retained Timber.
          (c) Subject to the terms and conditions of this Agreement, through the Effective Time Seller shall not transfer, sell or lease any interest in the Timberlands except for the renewal of recreational leases on substantially the same or better terms as currently in effect and except for the entry in the ordinary course of business into new recreational leases substantially in the form of existing recreational leases to which Seller is a party; provided, however, that any such renewal or new lease shall (i) not be for a term of more than twelve (12) months and (ii) shall be terminable by lessor upon no more than thirty (30) days prior notice.
          (d) Seller shall not, after the date of this Agreement, enter into any timber cutting or supply agreement with respect to the Timberlands.
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     Section 7.3 Public Announcements.
          (a) No Recording. This Agreement (or a memorandum thereof) shall not be recorded by Purchaser in any real property records. In the event that this Agreement (or a memorandum thereof) is so recorded by Purchaser, Seller may, at its option, terminate this Agreement.
          (b) Certain Disclosures. Notwithstanding anything to the contrary set forth in Section 12.7 or the Confidentiality Agreement, Purchaser and Seller agree that the terms and conditions of the transactions contemplated in this Agreement are to remain confidential, except that a Party and its Affiliates may disclose the terms and provisions of this Agreement (i) to the extent that such Party or any of its Affiliates is required by applicable Law (including the rules and regulations promulgated by the SEC or any stock exchange) to make public disclosure or (ii) in any legal proceeding, including any audit, to the extent necessary to enforce any rights under this Agreement, in either case, the disclosing Party shall provide the other Party with prior notice of such disclosure and the content thereof. Notwithstanding the foregoing, following the date of this Agreement, a Party may issue a press release or make other public announcements disclosing that the transactions contemplated by this Agreement and describing the Parties and the Property, but shall not disclose any other terms of the transactions, unless otherwise required by applicable Law; provided, however, that any press release or public announcement by Purchaser regarding the transactions contemplated by this Agreement shall only be made simultaneously with or after a press release or public announcement by Seller regarding the transactions contemplated by this Agreement, and Purchaser shall have obtained the prior written approval of Seller with respect to the content of any such press release or public announcement. Notwithstanding the foregoing, Seller may make any filing required by any rule or regulation promulgated by the SEC or any stock exchange without consultation with Purchaser.
     Section 7.4 Dispute Resolution.
          (a) Initial Discussions. In the event that a Party gives notice of any dispute, claim, question, disagreement or controversy arising from or relating to this Agreement or the breach thereof, or the Property, other than those disputes, claims, questions, disagreements or controversies for which dispute resolution procedures are set forth in Section 1.6 (a “Dispute”), representatives of the Parties shall use commercially reasonable efforts to settle the Dispute. To this effect, such representatives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties. If the representatives are unable to resolve any Dispute within thirty (30) days after the date of the notice of such Dispute, any Party may, by giving notice to the other Party, refer the Dispute to a senior executive officer of each Party or an Affiliate (each, a “Party Executive”) for resolution. The Party Executives will meet with each other, either physically at a mutually convenient location or by telephone or videoconference, to endeavor to resolve the Dispute in view of the Parties’ mutual interest in reaching a reasonable business resolution. If the Party Executives are unable to resolve the Dispute within thirty (30) days after submission to them, the Party Executives shall in good faith discuss the desirability of submitting the Dispute to mediation or binding arbitration before a single mediator or arbitrator who has at least ten (10) years relevant industry experience in the matter that is the subject of the Dispute. If the Party Executives cannot unanimously agree to submit the Dispute to mediation or binding arbitration
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within sixty (60) days after the Dispute was first submitted to them, or upon the failure of any agreed-upon mediation to resolve the Dispute, the Parties may pursue such rights and remedies as are available under this Agreement or otherwise.
          (b) Evidentiary Status. All settlement offers, promises, conduct and statements, whether oral or written, made in the course of the settlement or any mediation process by either Seller or Purchaser, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties; provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its disclosure during settlement or mediation efforts.
          (c) Forbearance. During the pendency of the settlement or any mediation process, the Parties agree to forebear from filing or otherwise proceeding with litigation; provided, however, that either Seller, on the one hand, or Purchaser, on the other hand, shall be entitled to seek a temporary restraining order or preliminary injunction to prevent the breach of Seller’s or Purchaser’s obligations, as the case may be, under this Agreement or any Ancillary Agreement. If any agreement of the Parties to use mediation breaks down and a later litigation is commenced or application for an injunction is made, the Parties will not assert a defense of laches or statute of limitations based upon the time spent in mediation.
          (d) Litigation. Either Seller or Purchaser may initiate litigation with respect to any Dispute submitted to the Party Executives at any time following 60 days after the initial meeting between the Party Executives session or 90 days after the date of sending the written request for resolution by the Party Executives, whichever occurs first.
          (e) Enforcement. The provisions of this Section 7.4 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.
     Section 7.5 Required Consents. Each of the Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Purchaser agrees to provide such information as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder or in connection herewith. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any Person in order to obtain the consent or approval of such Person or to transfer any Assumed Contract or Real Property Lease in violation of its terms. With respect to any agreement for which any required consent or approval is not obtained prior to the Closing, each of Seller and Purchaser shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Assumed Contract or Real Property Lease may not be assigned without the consent or approval of any Person, and such consent is not obtained prior to the Closing, Seller shall use all
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commercially reasonable efforts to provide Purchaser with the same benefits (and Purchaser shall be responsible for all corresponding obligations) arising under such Assumed Contract or Real Property Lease, including performance by Seller (or Purchaser if applicable) as agent, if legally permissible and commercially feasible; provided, however, that Purchaser (or Seller, if applicable) shall provide Seller (or Purchaser, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Purchaser, if applicable) to perform its obligations under such Assumed Contracts or Real Property Leases and Purchaser shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.
     Section 7.6 Continuing Agreements. Purchaser acknowledges that the Property is and will continue to be subject to certain Contracts that are not Assumed Contracts (the “Continuing Agreements”). Purchaser further acknowledges that from the date of this Agreement to the Closing Date, subject to Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Seller may enter into additional Continuing Agreements in respect of the Property. For so long as any of the Continuing Agreements remains in effect from and after the Closing Date, Purchaser shall comply (and shall assist Seller in its compliance) with the obligations thereunder that apply to Seller as surface owner as if Purchaser were a party thereto and Purchaser shall be entitled to the surface payments related to such Continuing Agreements.
     Section 7.7 Tax Consulting Agreements.
          (a) With regard to the tax consulting agreement listed on Exhibit B (the “TCA”), Seller and Purchaser will work expeditiously and in good faith with the contract counterparty (the “Consultant”) to separate the TCA into two “mirror” substitute agreements, with one agreement relating to the Property and to be entered into by Purchaser and the Consultant (the “Transferred TCA”), and one relating to the other real property of Seller not being conveyed pursuant to this Agreement and to be entered into by Seller and the Consultant (the “Retained TCA”).
          (b) The Transferred TCA will constitute an Assumed Contract for purposes of this Agreement. Purchaser will not assume or otherwise have any liability with respect to the Retained TCA.
          (c) If any tax relief is obtained pursuant to the Transferred TCA, then the relief attributable to the period prior to the Closing will be for the benefit of Seller, and the relief attributable to the period on and after the Closing will be for the benefit of Purchaser. Any fees payable under the TCA will be allocated based on the respective amounts of relief attributable to the periods described above, except as provided in Section 7.7(d).
          (d) In the event that Purchaser terminates the Transferred TCA after the Closing, Purchaser will be responsible for any fees payable as a result of such termination.
          (e) In the event the foregoing cannot be completed prior to the Closing, the Parties will enter into substitute arrangements of the type contemplated by Section 7.5 in order to
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accomplish, as nearly as practicable, the arrangements contemplated by the foregoing provisions of this Section 7.7.
     Section 7.8 Debt Financing. Purchaser shall obtain the Debt Financing pursuant to the Loan Agreement and shall satisfy on a timely basis all conditions applicable to Purchaser in the Loan Agreement in order to consummate on a timely basis the transactions contemplated by this Agreement. If any portion of the Debt Financing becomes unavailable for any reason, Purchaser shall immediately notify Seller of such occurrence and shall arrange alternative financing, including from alternative sources, as promptly as practicable following the occurrence of such event. Purchaser shall give Seller prompt notice upon becoming aware of any material breach by any party to the Loan Agreement or any termination of the Loan Agreement. Purchaser shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Loan Agreement without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser shall timely pay any and all commitment and other fees required by, or in connection with, the Loan Agreement to be paid prior to or at the Closing.
ARTICLE VIII
ADDITIONAL AGREEMENTS RELATING TO THE TIMBERLANDS
     Section 8.1 Right of Entry.
          (a) General; Certain Limitations. Purchaser, through its authorized agents or representatives, may enter upon the Timberlands for the purposes of making inspections and other studies only in accordance with the terms of that certain Land Entry Permit dated as of June 19, 2009 (the “Land Entry Permit”), by and between Seller and Purchaser; provided, however, that the indemnity provisions therein shall survive the termination or expiration of the Land Entry Permit and the Closing Date or the earlier termination of this Agreement; and provided further, however, that neither Purchaser nor its agents or representatives shall (i) enter upon the Timberlands for the purpose of preparing Phase II Reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, (ii) prepare or instruct its agents or representatives to prepare Phase II Reports or make any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, or (iii) contact any official or representative of any Governmental Authority regarding Hazardous Substances on or the environmental condition of the Timberlands, in each case without Seller’s prior written consent thereto. Upon the completion of such inspections and studies, Purchaser, at its expense, shall repair any damage caused to the Property and remove all debris resulting from and all other material placed on the Timberlands in connection with Purchaser’s inspections and studies.
          (b) Disclosure of Results. If Purchaser fails to close the transaction hereunder, at Seller’s request, Purchaser shall disclose the results of such inspections and studies, and shall deliver copies of all such reports and test results, to Seller; provided, however, that Purchaser shall not be required to provide Seller with copies of appraisals, marketing, or financial analysis, generated or made on behalf of Purchaser and those documents or reports which are protected by the attorney-client and/or attorney work product privileges; and Purchaser does not make any warranty regarding the content or accuracy of any such information. The
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results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands) shall be treated as strictly confidential by Purchaser and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to consultants, attorneys, investors and lenders of Purchaser for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Purchaser to similarly treat such results, information and documents as strictly confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspection or study or any such information or document that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands is required by applicable Law or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 8.1(b). Purchaser shall cooperate with Seller to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 8.1(b), Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.
     Section 8.2 Permits and Licenses. Purchaser shall be solely responsible for obtaining all permits and licenses, if any, required by Purchaser to carry on its intended operations on the Timberlands.
     Section 8.3 Environmental Matters. Seller shall provide to Purchaser the Phase I Report upon the following terms and conditions: (i) the Phase I Report is provided for informational purposes only, without any representation or warranty by or on behalf of Seller as to the accuracy or completeness of the information contained therein; (ii) the Phase I Report is subject to the terms and conditions of the Confidentiality Agreement; and (iii) no information contained in the Phase I Report shall be deemed to obligate Seller to take any action, including action to remediate any condition described in the Phase I Report. Purchaser shall accept delivery of the Phase I Report upon the terms and conditions set forth herein and in the Letter of Reliance.
     Section 8.4 Reserved Minerals. To the extent affirmative action is necessary for Seller to reserve the ownership of the Reserved Mineral Interests and Rights or to establish or confirm title to the Reserved Mineral Interests and Rights in Seller, Purchaser and its Affiliates shall cooperate with Seller in such efforts, including executing all documents pertaining to the Reserved Mineral Interests and Rights as are reasonably requested by Seller.
     Section 8.5 Certain Easements.
          (a) Easement Title. To the extent affirmative action is necessary for Seller to acquire or reserve the easement ownership of the Reserved Easements or to establish or confirm easement title to the Reserved Easements in Seller, Purchaser and its Affiliates shall cooperate with Seller in such efforts, including executing all documents pertaining to the Reserved Easements as are reasonably requested by Seller. To the extent affirmative action is necessary for Purchaser to acquire the easement ownership of the Purchaser Easements or to establish or
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confirm easement title to the Purchaser Easements in Purchaser, Seller shall cooperate with Purchaser in such efforts and shall use commercially reasonable efforts to assist Purchaser in acquiring such ownership, including executing all documents pertaining to the Purchaser Easements as are reasonably requested by Purchaser.
          (b) Post-Closing Reserved Easements. For a period of one year following the Closing Date, in the event that Seller identifies any portion of the Timberlands that should have been identified as a Reserved Easement (based on the definition thereof), but was not disclosed to Purchaser prior to the Closing (a “Post-Closing Reserved Easement”), so long as such Post-Closing Reserved Easement relates to a use or access right that existed as of the Effective Time (taking into account the change of ownership of Seller’s various properties and assets) and does not have a material adverse effect on the use and enjoyment by Purchaser of the Timberlands for growing and harvesting timber, Purchaser and its Affiliates shall cooperate with Seller, at Seller’s sole cost and expense, in any commercially reasonable effort that may be necessary for Seller or any Person who may acquire facilities not included in the Property from Seller to acquire easement ownership in any Post-Closing Reserved Easement or to establish or confirm easement title to the Post-Closing Reserved Easements in Seller or such Person, including executing all documents pertaining to the Post-Closing Reserved Easements as are reasonably requested by Seller or any such Person.
          (c) Post-Closing Purchaser Easements. For a period of one year following the Closing Date, in the event that Purchaser identifies property owned by Seller in the vicinity of any of the Timberlands that should have been identified as a Purchaser Easement, but was not disclosed to Seller prior to the Closing (a “Post-Closing Purchaser Easement”), so long as such Post-Closing Purchaser Easement relates to a use or access right that existed as of the Effective Time and does not have a material adverse effect on the use and enjoyment by Seller of such property, Seller and its Affiliates shall cooperate with Purchaser, at Purchaser’s sole cost and expense, in any commercially reasonable effort that may be necessary for Purchaser to acquire ownership in any Post-Closing Purchaser Easement or to establish or confirm title to any Post-Closing Purchaser Easement in Purchaser, including executing such documents pertaining to the Post-Closing Purchaser Easements as are reasonably requested by Purchaser.
          (d) No Interference. None of Purchaser or any of its Affiliates shall interfere with or oppose the Reserved Easements or any Post-Closing Reserved Easements. None of Seller or any of its Affiliates shall interfere with or oppose the Purchaser Easements or any Post-Closing Purchaser Easements.
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     Section 8.6 Title Insurance Matters.
          (a) Title Commitments and Policies. Seller shall provide to Purchaser title commitments from the Title Company for the issuance of one or more Title Policies on the Timberlands (individually, a “Title Commitment” and collectively, the “Title Commitments”). At the Closing, Purchaser shall purchase from the Title Company an aggregate amount of title insurance on the Timberlands in an amount not to exceed the Purchase Price and allocated to the Property using the standard 2006 ALTA owner’s title insurance policy (or such other form of title insurance policy as is available in the jurisdictions in which the Timberlands are located and reasonably acceptable to Purchaser and the Title Company) (the “Title Policies”).
          (b) No Surveys. Seller shall not provide any survey of the Timberlands to Purchaser. Purchaser agrees that the obtaining of any survey of the Timberlands or any portion thereof shall not be a condition precedent to Purchaser’s obligation to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and that any survey obtained by Purchaser shall be at its sole cost and expense.
          (c) Title Expenses. Seller shall be responsible for the costs associated with the title examinations and the issuance of the Title Commitments that are separately stated from the premiums for the Title Policies. Purchaser shall be responsible for the premiums payable in connection with the issuance of the Title Policies.
     Section 8.7 Forest Management Files. Purchaser acknowledges the receipt from Seller of compartment maps, electronically-stored shape files, and certain other information concerning the Property prior to the date hereof. Within five (5) days following the Closing Date, Seller shall provide to Purchaser copies of all material land and forest management files relating to the Property, including but not limited to, maps, plats, surveys, aerial photos and forest management plans, to the extent the same are in Seller’s possession or control, but excluding any information determined by Seller to be confidential or proprietary (the “Forest Management Files”); provided, however, Purchaser shall be responsible for any third party costs payable as a result of such transfer of files, which files may be maintained and transferred in electronic form. Prior to Closing, Seller shall make available for review (but not reproduction) by Purchaser, upon reasonable prior notice and during regular business hours, at Seller’s Lufkin, Texas or Cartersville, Georgia office, physical copies of the Forest Management Files maintained by Seller at such location in physical form.
ARTICLE IX
CONDITIONS PRECEDENT
     Section 9.1 Conditions to Obligations of Each Party to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
          (a) Waiting Periods. All waiting periods (and any extension thereof) under Regulatory Law applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade
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Commission shall have taken any action to enjoin or delay (for a period of longer than 120 days) the consummation of the transactions contemplated by this Agreement.
          (b) No Injunction. There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.
          (c) No Investigation. No Party shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
          (d) Intentionally Deleted.
          (e) Title Insurance. The Title Company shall be irrevocably committed to issue the Title Policies to Purchaser at the Effective Time subject to only to the Permitted Exceptions.
     Section 9.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
          (a) Consents. All material consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement to have been filed, made, given or obtained by Seller shall have been filed, made, given or obtained and copies thereof shall have been delivered to Purchaser; provided, however, that the obligation of Purchaser to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.2(a) if Purchaser fails to satisfy its obligations under Section 7.1(c).
          (b) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct, without regard to “materiality” or “Material Adverse Effect” or similar qualifications in any such representation and warranty, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect.
          (c) Agreements and Covenants. Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.
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          (d) Forest Management Contracts. Any forest management contract relating to the Timberlands shall have been terminated.
          (e) Seller Deliveries. Seller shall have tendered for delivery or caused to be tendered for delivery to Purchaser the items set forth in Section 2.2(a) and Section 2.2(c).
     Section 9.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
          (a) Consents. All material consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement to have been filed, made, given or obtained by Purchaser shall have been filed, made, given or obtained and copies thereof shall have been delivered to Seller; provided, however, that the obligation of Seller to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.3(a) if Seller fails to satisfy its obligations under Section 7.1(c).
          (b) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct, without regard to “materiality” or similar qualifications in any such representation and warranty, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under or consummate the transactions contemplated by this Agreement.
          (c) Agreements and Covenants. Purchaser shall have performed or complied with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
          (d) Purchaser Deliveries. Purchaser shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 2.2(b) and Section 2.2(c).
ARTICLE X
SURVIVAL; INDEMNIFICATION
     Section 10.1 Survival. Except as otherwise set forth in this Article X, (i) all representations and warranties made in this Agreement, and (ii) all agreements or covenants made in this Agreement and to be performed prior to or at Closing shall survive for a period of one year after the Closing Date (the “Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 11.2, no representation, warranty, covenant or agreement shall survive any termination of this Agreement. After the Indemnity Period, or except as provided in Section 11.2, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives
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based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. This Section 10.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.
     Section 10.2 Seller’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, members, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any Loss asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of: (i) a breach of any agreement or covenant of Seller in this Agreement that requires performance or compliance on or prior to the Closing, except for a breach of Section 8.3 or Section 8.6(a); (ii) a breach of any other agreement or covenant contained in this Agreement by Seller; or (iii) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller’s behalf) in connection with the transactions contemplated by this Agreement.
     Section 10.3 Purchaser’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against any Loss asserted against or incurred by any Seller Indemnitee as a result of or arising out of: (i) a breach of any agreement or covenant of Purchaser contained herein that contemplates performance or compliance on or prior to the Closing Date; (ii) a breach of any other agreement or covenant of Purchaser; (iii) the entry upon the Timberlands prior to the Closing by Purchaser or any employee, contractor, representative or agent of Purchaser; or (iv) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on Purchaser’s behalf) in connection with the transactions contemplated by this Agreement.
     Section 10.4 Indemnification for Breaches of Representations and Warranties.
          (a) Obligation to Indemnify. If the Closing occurs, then in addition to the indemnification obligations in Sections 10.2 and 10.3, each of Seller and Purchaser shall indemnify, defend and hold the Purchaser Indemnitees, in the case of Seller, and the Seller Indemnitees, in the case of Purchaser, harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by the Indemnifying Party in this Agreement either (i) as made as of the date of this Agreement or (ii) if the Closing occurs, as hereby expressly re-made as of the Closing; provided, however, that as to the representations and warranties as deemed re-made as of the Closing, the determination of whether such a breach has occurred will disregard failure of this Agreement to list Contracts or other similar obligations incurred by Seller in the ordinary course of business after the date of this Agreement and not in violation of Section 7.2(a).
          (b) Certain Limitations. Notwithstanding the foregoing and solely with respect to the indemnification obligations in Section 10.4(a) above:
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          (i) Time Limitations. Seller shall be obligated to indemnify the Purchaser Indemnitees and Purchaser shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to any Loss as to which the Person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the Indemnity Period.
          (ii) Basket. No indemnification shall be made by either Seller or Purchaser with respect to any claim made pursuant to Section 10.4(a) unless (A) the amount of such claim exceeds $40,000 (the “Minimum Claim Amount”), and (B) the aggregate amount of Losses incurred or suffered by all Purchaser Indemnitees or all Seller Indemnitees, as the case may be, under all claims in excess of the Minimum Claim Amount made pursuant to Section 10.4(a) exceeds $600,000 (the “Basket Amount”) and, in such event, indemnification shall be made by the Indemnifying Party only to the extent the Losses exceed, in the aggregate, the Basket Amount. For the avoidance of doubt, the Parties’ obligations under Sections 1.6(a), 1.7 and 2.3 shall not be subject to the Minimum Claim Amount.
          (iii) Knowledge. If on or prior to the Closing, Purchaser or Seller knows of any information that would cause one or more of the representations and warranties made by Seller or Purchaser, respectively, to be inaccurate as of the date made or as of the Closing Date, the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.
     Section 10.5 Procedures for Claims and Satisfaction. All claims for indemnification under this Article X shall be resolved in accordance with the following procedures:
          (a) Notice of Claim. Notice must be given of facts that are the basis of an indemnification claim under this Article X by the Indemnified Party to the Indemnifying Party. In the case of claims pursuant to Section 10.4(a), that notice must be given before the expiration of the Indemnity Period as specified in Section 10.4(b)(i). Any written notice delivered by an Indemnified Party to the Indemnifying Party with respect to a Loss shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.
          (b) Defense of Third Party Claims.
          (i) Generally. If a claim or demand for indemnification is based upon an asserted liability or obligation to a Person not a Party (other than Purchaser), a successor or assign of a Party nor a Purchaser Indemnitee or a Seller Indemnitee (a “Third Party Claim”), then (and without limiting the obligations under Section 10.5(a)), the Indemnified Party will undertake in good faith to give prompt notice of any such Third Party Claim to the Indemnifying Party; provided, however, that a failure to provide such notice of a Third Party Claim will not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such
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failure. The Indemnifying Party will defend such Third Party Claims at its expense with lawyers chosen (with the Indemnified Party’s consent, which will not be unreasonably withheld, conditioned or delayed) and paid by it and will give written notice (the “Notice of Defense”) to the Indemnified Party within 30 days after the date such notice of a Third Party Claim is deemed received that acknowledges that it is defending the claim and that identifies the lawyer retained for the defense. The Indemnifying Party may not settle any such Third Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).
          (ii) Control of Defense. Notwithstanding anything to the contrary in this Section 10.5: (A) the Indemnified Party will be entitled to participate in the defense of such claim or action and to employ lawyers of its choice for such purpose at its own expense, and (B) the Indemnified Party will be entitled to assume control of the defense of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party (excluding the fees and expenses of the Indemnified Party’s lawyers before the date of such assumption of the defense), if: (1) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived; (2) the Indemnifying Party either failed to give a Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action; or (3) criminal penalties could be imposed on the Indemnified Party in connection with such claim or action.
          (c) General Limitations. Each of the indemnification obligations of Seller and Purchaser under this Article X, including the indemnification obligation pursuant to Section 10.4(a), is subject to the following limitations:
          (i) Insurance Recoveries. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage or from any other Person (excluding an Affiliate of the Indemnified Party) alleged to be responsible therefore, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Article X shall use commercially reasonable efforts to collect any amount available under any such insurance coverage and from any such other Person alleged to have responsibility. If an Indemnified Party (or an Affiliate) receives an amount under insurance coverage or from such other Person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Article X, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or Affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.
          (ii) Cap. In no event shall either Seller’s or Purchaser’s aggregate obligation to indemnify the Purchaser Indemnitees, in the case of Seller, or the Seller Indemnitees, in the case of Purchaser, pursuant to this Article X exceed $4,000,000.
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          (d) Notice of Fixed Loss. When a Loss as to which a notice has been timely given in accordance with Section 10.5(a) is paid or is otherwise fixed or determined, then the Indemnified Party will give the Indemnifying Party notice of such Loss, in reasonable detail and specifying the amount of such Loss and the provision of this Agreement upon which the claim for indemnification for such Loss is based (which notice will be in addition to the notice required under Section 10.5(a), but the notices under this Section 10.5(d) and under Section 10.5(a) may be given simultaneously and in a single instrument when appropriate and in compliance with both provisions). If the Indemnifying Party is permitted to dispute such claim, it will, within 30 days after receipt of notice of the claim of Loss against it pursuant to this Section 10.5(d), give counternotice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counternotice is given within such thirty-day period or if the Indemnifying Party acknowledges liability for indemnification, then such Loss will be satisfied within three (3) Business Days as provided in Section 10.5(e). If the Indemnifying Party timely gives counternotice of a dispute, the Indemnified Party and the Indemnifying Party shall endeavor to resolve such dispute in accordance with Section 7.4.
          (e) Satisfaction of Indemnification Obligation. Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding provisions of this Section 10.5, any indemnified Loss will be satisfied by the Indemnifying Party paying the amount of such Loss to the Indemnified Party plus interest on the amount of such Loss incurred by the Indemnified Party from the date the Indemnified Party actually paid such Loss (but without duplication of any interest payable with respect to any judgment underlying a Loss resulting from a Third Party Claim) at the Prime Rate. Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct; provided, however, that in the absence of directions within a reasonable period of time, payment may be made by check.
     Section 10.6 Certain Rules.
          (a) Adjustment to Purchase Price. Any payment made pursuant to the indemnification provisions of this Article X shall be deemed to be an adjustment to the Purchase Price and the Parties shall treat it as such for all purposes. There shall be no indemnification under any provision of this Article X for a breach of any representation, warranty, agreement or covenant to the extent an adjustment to the Purchase Price has been made pursuant to Section 1.6 with respect to such breach.
          (b) Definition of Loss. “Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) subject to Section 10.5(b), related attorneys’, accountants’ and other professional advisors’ fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” does not include any punitive, incidental, indirect, special or consequential damages; provided, however, that in the case of a
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Third Party Claim, “Loss” includes the total amount of any judgment and any other award payable to a Person other than a Party, a successor or assign of a Party, or a Purchaser Indemnitee or a Seller Indemnitee pursuant to the Third Party Claim.
          (c) No Limitation. No limitation on indemnification contained in this Article X shall apply to any Loss resulting from or involving any intentional and knowing breach of a representation and warranty set forth in this Agreement on the part of the Indemnifying Party (or any Affiliate).
     Section 10.7 Exclusive Remedy. Each of the Parties agrees that, except as contemplated by Section 12.15, if the Closing occurs, the indemnification provided in this Article X is the exclusive remedy for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Article X.
ARTICLE XI
TERMINATION AND ABANDONMENT
     Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
          (a) by mutual written consent of Seller and Purchaser;
          (b) by either Seller or Purchaser, if the Closing has not occurred on or prior to July 31, 2009; provided, however, that such termination date may be extended one time at the option of Seller, in its sole discretion, for up to thirty (30) days (such date, including any such permitted extension thereof, the “Termination Date”); provided, further, that the right to terminate the Agreement pursuant to this Section 11.1(b) shall not be available to Seller or Purchaser if the Party desiring termination fails to perform any of its obligations under this Agreement, which failure primarily contributes to the failure of the Closing to have occurred by such time;
          (c) by Seller (i) if Purchaser does not timely deliver the Deposit pursuant to Section 1.4, (ii) if Purchaser breaches Section 7.3(a), or (iii) if prior to Closing Holland M. Ware assigns all or any portion of his rights and obligations to a limited liability company wholly owned controlled by him, as authorized by Section 12.4, and following such assignment and prior to Closing such limited liability company is no longer wholly owned and controlled by Holland M. Ware;
          (d) by Seller upon a breach or violation of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.3 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Purchaser shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Seller to Purchaser of such violation or breach; and
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          (e) by Purchaser upon a breach or violation of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.2 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Purchaser to Seller of such violation or breach.
     Section 11.2 Effect of Termination. Subject to the following provisions of this Section 11.2, upon any termination of this Agreement as provided in Section 11.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.3, Section 8.1, this Section 11.2 and Article XII. Purchaser acknowledges that Seller has informed Purchaser that the damages to Seller of Purchaser’s failure to consummate the transactions contemplated by this Agreement are incapable of accurate estimation. Accordingly, if Seller elects to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(d), then Title Company shall promptly, but in no event later than one (1) Business Day after the effective date of any such termination, deliver to Seller the Deposit, which shall be payable in immediately available funds, not as a penalty but as full and complete liquidated damages; provided, however, that the Deposit will not be payable to Seller pursuant to this Section 11.2 if Purchaser is then entitled to terminate this Agreement pursuant to Section 11.1(e). Purchaser agrees that the amount of the Deposit is a reasonable forecast of just compensation for the harm to Seller that would result from a termination of this Agreement pursuant to Section 11.1(c) or Section 11.1(d). Notwithstanding the foregoing, if Seller elects to terminate this Agreement pursuant to Section 11.1(c) because Purchaser has failed to timely deliver the Deposit, Seller shall have the right to pursue against Purchaser all remedies available at law or in equity. In the event of any termination of this Agreement pursuant to Section 11.1(a), (b) or (e), the Deposit will be returned to Purchaser, and if Purchaser has terminated this Agreement pursuant to Section 11.1(e), Seller shall also pay to Purchaser his reasonable out of pocket expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $150,000.00. Nothing in this Section 11.2 shall be construed or interpreted to preclude Seller, in the event Purchaser breaches or violates any representation, warranty, covenant or agreement set forth in this Agreement, from electing to pursue specific performance of this Agreement in accordance with Section 12.15.
ARTICLE XII
GENERAL PROVISIONS
     Section 12.1 Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by facsimile transmission or sent by overnight courier service (with all fees prepaid) as follows:
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If to Seller, to:
Forestar (USA) Real Estate Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746-5149
Attention: General Counsel
Facsimile: 512.433.5203
with a copy to:
Sutherland Asbill & Brennan LLP
999 Peachtree Street
Atlanta, Georgia 30309
Attention: Daniel R. McKeithen, Esq.
               Thomas C. Herman, Esq.
Facsimile: 404.853.8806
If to Purchaser:
Holland M. Ware
212 Maple Drive
Hogansville, Georgia 30230-1517
Facsimile: 706.637.8210
with a copy to:
Foley & Lardner LLP
Attn: David C. Cook, Esq.
               W. Christopher Rabil, Esq.
One Independent Drive, Suite 1300
Jacksonville, FL 32202-5017
Facsimile: 904.359.8731
Email address for purposes of notice under Section 1.6(a):
David Cook: dcook@foley.com
Chris Rabil: crabil@foley.com
Any such notice, request, demand, claim or other communication shall be deemed to be given and effective if delivered in person, on the date delivered, if sent by overnight courier service, on the date sent as evidenced by the date of the bill of lading, or if sent by facsimile transmission, on the date transmitted; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first Business Day after the date
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sent, or if by facsimile transmission, on the date of confirmation of receipt (including electronic confirmation). Any Party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 12.1. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a Party may furnish to the other Parties in writing pursuant to this Section 12.1. Any Party may give any notice, request, demand, claim or other communication hereunder by or through its counsel.
     Section 12.2 Legal Holidays. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Texas for observance thereof.
     Section 12.3 Further Assurances. Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.
     Section 12.4 Assignment; Binding Effect. This Agreement shall not be assignable or otherwise transferable (i) by Purchaser without the prior written consent of Seller; provided, however, that Purchaser may, by written notice to Seller, assign all or any portion of his rights and obligations under this Agreement to any limited liability company 100% of the membership in which is owned by Holland M. Ware and that is wholly controlled by Holland M. Ware, and (ii) by Seller without the prior written consent of Purchaser; provided, however, that Seller may, by written notice to Purchaser, assign all or any portion of its rights and obligations under this Agreement to any Affiliate thereof. Holland M. Ware shall not be relieved of liability for Purchaser’s obligations under this Agreement by any assignment of this Agreement by Purchaser. Any attempt to assign this Agreement in violation of the provisions of this Section 12.4 shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     Section 12.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Confidentiality Agreement, the Escrow Agreement, the Entry Permit and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.
     Section 12.6 Amendment; Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by all of the Parties or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or
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a default under any provision of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
     Section 12.7 Confidentiality. Each Party will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information confidential in accordance with the terms of the Confidentiality Agreement.
     Section 12.8 No Third Party Beneficiaries. Nothing in this Agreement or any of the Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, the Purchaser Indemnitees and the Seller Indemnitees (with respect to Article X), any right, remedy or other benefit under or by reason of this Agreement.
     Section 12.9 Severability of Provisions. If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 12.10 Governing Law.
          (a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA (INCLUDING, WITHOUT LIMITATION, THE BUSINESS COURT OF THE FULTON COUNTY SUPERIOR COURT) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN AND FOR FULTON COUNTY, GEORGIA FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A GEORGIA STATE COURT OR FEDERAL COURT IN AND FOR FULTON COUNTY, GEORGIA. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY
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SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.
          (b) EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.
     Section 12.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.
     Section 12.12 Captions. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” or “Exhibit” refers to such item of or attached to this Agreement.
     Section 12.13 Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.
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     Section 12.14 Reimbursement of Legal Fees. In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses of the prevailing Party (including its attorneys’ fees and disbursements). For purposes of the foregoing, (i) “prevailing Party” means (A) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (ii) if no Party is a “prevailing Party” within the meaning of the foregoing, then no Party will be entitled to recover its costs and expenses (including attorney’s fees and disbursements) from any other Party.
     Section 12.15 Specific Performance. The Parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. If either Seller or Purchaser fails to consummate the transactions contemplated in this Agreement, Purchaser or Seller, as the case may be, may undertake an action, suit or proceeding for the specific enforcement of this Agreement unless Purchaser’s or Seller’s failure to perform any of its obligations under this Agreement primarily contributes to the failure of Seller or Purchaser, respectively, to consummate the transactions contemplated by this Agreement. In the event that the remedy of specific performance is not available to Purchaser because during the term of this Agreement Seller sells the Property or any material portion thereof to a Person not affiliated with Purchaser, Purchaser shall be entitled to the return of the Deposit and receive from Seller the sum of $2,000,000.00, not as a penalty but as full and complete liquidated damages as Purchaser’s sole remedy and relief.
ARTICLE XIII
DEFINITIONS
     The terms set forth below when used in this Agreement shall have the following meanings:
     “Accepted Title Objection” has the meaning specified in Section 1.6(b)(ii)(A).
     “Adverse Environmental Condition” means, with respect to any of the Timberlands, the existence of an Environmental Matter.
     “Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.
     “Agreement” has the meaning specified in the Preamble.
     “Ancillary Agreements” has the meaning specified in Section 4.1.
     “Apportionments” has the meaning specified in Section 1.7.
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     “Approval Assignment” has the meaning specified in Section 2.2(a)(iv).
     “Approvals” has the meaning specified in Section 1.2(g).
     “Assignment and Assumption of Real Property Leases” has the meaning specified in Section 2.2(a)(iii).
     “Assumed Condemnations” has the meaning specified in Section 1.2(f).
     “Assumed Contracts” has the meaning specified in Section 1.2(d).
     “Assumed Liabilities” has the meaning specified in Section 1.3.
     “Basket Amount” has the meaning specified in Section 10.4(b)(ii).
     “Business Day” means any day other than a Saturday, Sunday or “legal holiday” as defined in Section 12.2.
     “Casualty Loss” means any material physical damage to or loss of the timber on any portion of the Timberlands by fire, earthquake, flood or other casualty, but not including any such damage or loss caused by insects or disease, occurring prior to the Effective Time.
     “Casualty Loss Basket” has the meaning specified in Section 1.6(c)(ii).
     “Claims” means, with respect to the Property, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.
     “Closing” has the meaning specified in Section 2.1.
     “Closing Date” has the meaning specified in Section 2.1.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
     “Completed Title Commitment” means a Title Commitment together with a legal description for each tract referenced therein and a copy of each recorded documentary exception referenced therein when posted to the Title Company’s online repository.
     “Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.
     “Confidentiality Agreement” means the confidentiality agreement dated March 3, 2009 between Seller and Holland M. Ware.
     “Consultant” has the meaning specified in Section 7.7(a).
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     “Continuing Agreements” has the meaning specified in Section 7.6.
     “Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.
     “Conveyance Instruments” means such deeds and/or other instruments necessary or appropriate under applicable Laws to convey to Purchaser fee simple title to the Timberlands, with covenants of limited or special warranty as to title subject to the Permitted Exceptions.
     “Debt Financing” has the meaning specified in Section 6.1(d).
     “Deeds” has the meaning specified in Section 2.2(a)(iv).
     “Deposit” has the meaning specified in Section 1.4.
     “Dispute” has the meaning specified in Section 7.4(a).
     “Drilling and Other Operations” means:
          (i) all surface and subsurface operations for the purposes of exploring (including seismic surveys or other geophysical operations), drilling, mining, developing, producing, storing, removing, treating, transporting and owning oil, gas and other liquid or gaseous hydrocarbons;
          (ii) all surface and subsurface operations for the purposes of exploring (including seismic surveys or other geophysical operations), drilling for, mining by Surface Mining Operations, underground shafts, tunnels, in situ or solution, gasification or other similar methods, developing, producing, storing, removing, treating, transporting and owning any other Minerals not described in clause (i) of this definition;
          (iii) all surface and subsurface operations for the purposes of storing valuable substances or disposing of water (including salt water) or waste in underground structures or formations (including salt domes and depleted reservoirs);
          (iv) the use of the surface for disposal and treatment areas reasonably needed for operations described in the other subsections of this definition;
          (v) all surface and subsurface operations for the purposes of using injected water, chemicals and other fluids or substances for the recovery of oil, gas or other Minerals; and
          (vi) all references to drilling or mining or other operations in this definition include those methods and means now used and those hereafter developed and used in operations for the purposes of exploring, drilling for, mining, developing, producing, storing, removing, treating, transporting and owning Minerals.
     “Effective Time” has the meaning specified in Section 2.1.
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     “Environmental Carveout” has the meaning specified in Section 1.6(d)(ii).
     “Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence on the date hereof, relating to pollution or protection of the environment, including Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances but excluding Laws related to threatened or endangered species or habitats, including the federal Endangered Species Act.
     “Environmental Matters” means any violation of any applicable Environmental Law by Seller at or on the Timberlands existing as of the date hereof, relating to (i) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into air, surface water, ground water, soil, land surface or subsurface strata, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by Seller at the Timberlands prior to the date hereof.
     “Environmental Permits” means all permits approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.
     “Environmental Review Period” has the meaning specified in Section 1.6(d)(i).
     “Forestry Consultant” means any forestry consultant independent of the Parties appointed by Seller and reasonably satisfactory to Purchaser to act as a consultant and/or arbitrator under the provisions of Section 1.6.
     “General Assignment and Assumption” has the meaning specified in Section 2.2(a)(ii).
     “Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.
     “Harvesting and Access Agreement” has the meaning specified in Section 1.9.
     “Hazardous Substances” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following Laws and regulations promulgated thereunder as amended from time to time prior to the Effective Time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) all Laws of the states in which the Timberlands are located that
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are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.
     “Identified UCCs” has the meaning specified in Section 1.6(b)(i).
     “Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts of profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) net worth, capital or capital stock (including any franchise, business activity, doing business or occupation Taxes), (iii) multiple bases (including, but not limited to, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iv) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).
     “Indemnified Party” has the meaning specified in Section 10.4(b)(i).
     “Indemnifying Party” has the meaning specified in Section 10.4(b)(i).
     “Indemnity Period” has the meaning specified in Section 10.1.
     “Land” has the meaning specified in Section 1.2(a).
     “Land Entry Permit” has the meaning specified in Section 8.1(a).
     “Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws and laws of foreign jurisdictions.
     “Letter of Reliance” has the meaning specified in Section 2.2(a)(ix).
     “Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Property, or any other interest in the Property, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.
     “Loan Agreement” has the meaning specified in Section 6.1(d).
     “Loss” has the meaning specified in Section 10.6(b).
     “Material Adverse Effect” means any event, occurrence, condition, fact or change that has a material and adverse effect on the Property taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the timber industry, the forest products industry and the pulp and paper industry and their respective markets, (ii) the
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effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets, (iii) the effects resulting from acts of God, war or terrorism, (iv) the effects of changes in Law or interpretations thereof applicable to Seller, and (v) the effects resulting from actions taken pursuant to this Agreement or any Ancillary Agreement or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby.
     “Merchantable Timber Category” means a category of merchantable timber identified by type as described in Exhibit G.
     “Mineral Rights” means any:
          (i) royalty, overriding royalty, advance royalty, minimum royalty, shut-in royalty, production payments of any other kind and character related to Mineral production, rights to take Mineral production in kind, net profits interests of any kind or character in Minerals and any other contractual rights of a grantor or lessor under any lease of Minerals or other grant of a contractual or property interest in Minerals;
          (ii) bonus and delay rentals paid for any lease or other grant of an interest in Minerals;
          (iii) reversionary rights or interests in Minerals and all rights of reentry to estates in Minerals;
          (iv) executive rights to execute, approve or grant each of the following related to Mineral exploration, development or production: leases, pooling agreements, unit declarations and related agreements, division orders, stipulations of interests, communitization agreements, farmouts, farmins, options, orders, spacing agreements, operating agreements and all other agreements;
          (v) preferential rights to acquire (A) Minerals, (B) any of the rights enumerated in clauses (i) through (iv) of this definition of Mineral Rights or (C) leases on Minerals, in federal or state lands, to the extent such reservation is permitted by applicable Law;
          (vi) all royalties and other payments related to the leasing or production of Minerals owned by the United States of America or any State that have been granted to the owner of the surface estate in the Timberlands as of the date of conveyance of the Timberlands to Purchaser under any federal or state law;
          (vii) any other economic or contractual rights, options or interests in and to (A) any of the rights enumerated in clauses (i) through (vi) of this definition of Mineral Rights, (B) Minerals, (C) any partnership or venture interest in Minerals or (D) the exploration, development or production of Minerals; and
          (viii) any other right or interest pertaining to the Minerals or any of the rights enumerated in clauses (i) through (vii) of this definition of Mineral Rights existing at the date of the conveyance of the Timberlands to Purchaser and owned or held by Seller.
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     “Minerals” means any of the following in, on or under the Timberlands:
          (i) oil, gas and all other liquid or gaseous hydrocarbons, and their constitute parts, including condensate, casinghead gas, distillate and natural gas liquids;
          (ii) methane gas;
          (iii) uranium, thorium and other fissionable materials;
          (iv) coal and lignite, including coal bed methane and coal seam gas;
          (v) geothermal energy resources (including hydropressured reservoirs, geopressured reservoirs, steam and other gases, hot water, hot brine, heat, natural gas dissolved in ground water and associated energy found in ground water);
          (vi) oil sands and shales; and
          (vii) byproducts from Mineral production or processing.
The term “Minerals” shall not include carbon dioxide, any sequestered carbon or other “greenhouse gases” now or hereafter located in, on or under the Timberlands.
     “Minimum Claim Amount” has the meaning specified in Section 10.4(b)(ii).
     “Monetary Liens” has the meaning specified in Section 1.6(b)(i).
     “Non-Participating Royalty” means a royalty in which the owner has (i) no executive rights to execute, approve or grant leases, pooling agreements, unit declarations and related agreements, division orders, stipulations or interests, communitization agreements, farmouts, farmins, options, orders, spacing agreements, operating agreements and all other agreements related to Mineral exploration, development or production, and (ii) no right to receive bonus or delay rentals for Mineral leases.
     “Notice of Defense” has the meaning specified in Section 10.5(b)(ii).
     “Parties” means Seller and Purchaser, collectively. “Party” means Seller or Purchaser, individually.
     “Party Executive” has the meaning specified in Section 7.4(a).
     “Permitted Exceptions” has the meaning specified in Section 1.5.
     “Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Phase I Report” has the meaning specified in Section 1.6(d)(i).
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     “Phase II Report” means an investigation and written report conducted by an environmental professional that further evaluates a REC identified in a Phase I Report or other transaction screen process for the purpose of providing additional information regarding the nature and extent of environmental contamination associated with a REC.
     “Post-Closing Purchaser Easement” has the meaning specified in Section 8.5(c).
     “Post-Closing Reserved Easement” has the meaning specified in Section 8.5(b).
     “Pre-Closing Harvest Objection Notice” has the meaning specified in Section 1.6(a)(i).
     “Pre-Closing Harvest Report” has the meaning specified in Section 1.6(a)(i).
     “Pre-Closing Harvest Volume” has the meaning specified in Section 1.6(a)(i).
     “Pre-Closing Tax Period” means a Tax period (or any portion thereof) ending on or prior to the Closing Date.
     “Prime Rate” means the prime rate of interest as published from time to time in the “Money Rates” table of The Wall Street Journal.
     “Property” has the meaning specified in Section 1.2.
     “Purchase Price” has the meaning specified in Section 1.4.
     “Purchaser” has the meaning specified in the Preamble.
     “Purchaser Easements” means such ingress and egress easements across real property retained by Seller, together with the right to locate utilities within the boundaries of ten (10) feet on either side of any such road used to exercise such easements, as may be reasonably necessary to allow Purchaser and its Affiliates, successors and assigns to use any portion of the Timberlands for growing and harvesting timber.
     “Purchaser Indemnitees” has the meaning specified in Section 10.2.
     “Purchaser’s Non-Participating Royalty” has the meaning specified in Section 1.2(c).
     “Quarterly Harvest Objection Notice” has the meaning specified in Section 1.6(a)(ii).
     “Quarterly Harvest Report” has the meaning specified in Section 1.6(a)(ii).
     “Quarterly Harvest Volume” has the meaning specified in Section 1.6(a)(ii).
     “Real Property Leases” has the meaning specified in Section 1.2(e).
     “REC” means the presence or likely presence of any Hazardous Substance on a property under conditions that indicates an existing release, a past release, or a material threat of a release
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of any Hazardous Substance into structures on the property or in the ground, groundwater or surface water of the property.
     “Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “Reserved Easements” means such ingress and egress easements across the Timberlands, together with the right to locate utilities within the boundaries of ten (10) feet on either side of any such road used to exercise such easements, as may be reasonably necessary to allow Seller and its Affiliates, successors and assigns to use any portion of the real property retained by Seller for growing and harvesting timber, including the easements in respect of the Timberlands described in Exhibit S attached hereto, collectively.
     “Reserved Mineral Interests and Rights” means all Minerals, Mineral Rights, Rights Incident to Minerals and Mineral Rights, and Reserved Mineral Records, collectively.
     “Reserved Mineral Records” means any and all books, records, files, data (including seismic data and related information), analyses or other information, whether documentary or otherwise, maintained by Seller or any Affiliate of Seller relating to Minerals, Mineral Rights, or Rights Incident to Minerals and Mineral Rights.
     “Retained TCA” has the meaning specified in Section 7.7(a)
     “Retained Timber” has the meaning specified in Section 1.9.
     “Retained Timber Tracts” has the meaning specified in Section 1.9.
     “Rights Incident to Minerals and Mineral Rights” means:
          (i) all easements, servitudes, rights of entry, rights of way, licenses, permits and other surface rights, powers, benefits and privileges, expressed or implied in law or in fact, for exploration, drilling or otherwise developing and completing wells or other means of production of any Minerals, reworking wells or other means of production of any Minerals, producing, removing, marketing or transporting Minerals, including the right to construct drill sites and roads to the drill sites and to extend utility, gathering lines, flow lines and pipelines to the drill sites and to locate on the drill sites the equipment and improvements reasonably necessary to drill wells (using any technique including directional or horizontal drilling), to complete wells, to produce wells, to treat, repair, reenter and rework wells and to separate, treat, compress, process, store, remove, own, claim, sell, and transport production from wells;
          (ii) the right to conduct Drilling and Other Operations in, on and under the Timberlands;
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          (iii) the right to conduct operations for reservoir stimulation and improved recovery techniques for the recovery and production of Minerals, including but not limited to water flooding, immiscible gas injection, miscible gas injection, chemical flooding and thermal recovery, the disposal of water (including saltwater) produced or recovered in such operations and the use of so much of water from the Timberlands as may be needed for such operations, subject to not materially inferring with the use of potable groundwater for ordinary domestic uses or the ordinary use of water for livestock, agriculture or timber growing and harvesting activities;
          (iv) intentionally deleted;
          (v) the right to reenter and use all abandoned drill holes and wells on the Timberlands and all of Seller’s right, title and interest in fixtures, wells, equipment and personal property of any kind located now or in the future on the Timberlands and used solely in connection with Drilling and Other Operations;
          (vi) the right to use all subsurface structures and depleted reservoirs for storage of substances or for disposal of water (including saltwater) or of waste;
          (vii) the right to use or salvage all surface and subsurface equipment, facilities or improvement abandoned on, in or under the Timberlands by owners or producers of Minerals (including utility lines, gathering lines, flow lines, pipelines and roads);
          (viii) the right to retain and possess all Reserved Minerals Records;
          (ix) any claims, causes of action, choses in action, counterclaims, cross-claims or affirmative defenses to the extent attributable to the ownership and use of the Minerals, Mineral Rights or Rights Incident to Minerals and Mineral Rights described in other subsections of this definition excluding those associated with Purchaser’s Non-Participating Royalty;
          (x) all other rights, powers, benefits or privileges incident or appurtenant to the ownership of Minerals and Mineral Rights under applicable law; and
          (xi) the free use and exercise of the rights and interests described in clauses (i) through (x) above.
     “Royalty” means a non-possessory, cost-free fractional or percentage interest in Minerals as and when produced.
     “SEC” means the Securities and Exchange Commission.
     “Seller” has the meaning specified in the preamble to this Agreement.
     “Seller Indemnitees” has the meaning specified in Section 10.3.
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     “Seller’s Knowledge” means actual knowledge possessed by the individuals set forth on Exhibit R attached hereto, without any duty on the part of such individuals to investigate or inquire into any particular matter.
     “Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.
     “Surface Mining Operations” means activities conducted on the surface of the land to explore for, develop, produce, treat, process, transport, market and deliver coal, lignite, iron, uranium, other metals and other commercially valuable substances in solid form such as contour, strip, auger, mountaintop removal, box cut and open pit mining, quarrying, placer mining, dredging and heap leach, including reclamation, if any, in support of or incident to such operations and the construction, maintenance and replacement of surface and groundwater control or detention structures or facilities and other environmental controls or monitoring facilities, storage and disposal areas, and other monitoring and reclamation activities as may be required by Law, permit or Contract to conduct such operations.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Tax.
     “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
     “TCA” has the meaning specified in Section 7.7(a).
     “Termination Date” has the meaning specified in Section 11.1(b).
     “Third Party Claim” has the meaning specified in Section 10.5(b)(i).
     “Timber” has the meaning specified in Section 1.2(b).
     “Timber Rights Contract” has the meaning specified in Section 1.9.
     “Timberlands” has the meaning specified in Section 1.2(b).
     “TIN” has the meaning specified in Section 1.9.
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     “TIN Supply Agreement” has the meaning specified in Section 1.9.
     “Title Commitment” has the meaning specified in Section 8.6(a).
     “Title Company” means Fidelity National Title Insurance Company.
     “Title Objection” has the meaning specified in Section 1.6(b)(i).
     “Title Objection Carveout” has the meaning specified in Section 1.6(b)(ii).
     “Title Objection Period” has the meaning specified in Section 1.6(b)(i).
     “Title Policies” has the meaning specified in Section 8.6(a).
     “Transaction Documents” means this Agreement and any exhibits or schedules thereto or other documents referred to therein, and the Ancillary Agreements.
     “Transfer Taxes” has the meaning specified in Section 2.3.
     “Transferred TCA” has the meaning specified in Section 7.7(a)
     “Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.
     “Value Table” means the adjustment values with respect to the Purchase Price set forth on Exhibit G attached hereto.
[Signatures begin on the following page]
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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by an officer thereunto duly authorized, all as of the date first written above.

SELLER: FORESTAR (USA) REAL ESTATE GROUP INC.
By:	/s/ J.M. DeCosmo
J.M. DeCosmo
President

PURCHASER:
/s/ Holland M. Ware
HOLLAND M. WARE

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